Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Granite Point Mortgage Trust Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	457(c) and 457(h)	7,250,000	(1)	$10.49	(2)	$76,052,500	(2)	0.0000927	$7,050.07	(2)
Total Offering Amounts							$76,052,500			$7,050.07
Total Fee Offsets										0.00
Net Fee Due										$7,050.07

(1)	Represents the maximum number of shares of the Registrant’s common stock issuable under the Granite Point Mortgage Trust Inc. 2022 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Plan by reason of any stock dividend, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)	For the purpose of computing the registration fee, the Registrant has used $10.49 as the average of the high and low prices of the Registrant’s common stock as reported on May 25, 2022 on the New York Stock Exchange for the offering price per share, in accordance with Rule 457(c) and (h) under the Securities Act. The actual offering price will be determined in accordance with the terms of the Plan.